EXHIBIT 10.19


Dr. Ralph W.F. Hardy
330 The Parkway
Ithaca, NY  14850

Dear Dr. Hardy:

By this letter agreement, BioTechnica would like to amend your Consulting Agreement dated January 8, 1996, as follows:

2.  Term; Payment Upon Termination

(a) The term of this Agreement shall commence on January 1, 1997, and shall terminate on the earlier of the death of the Consultant or on December 31, 1997 (the "Expiration Date").

If the provisions of this letter are in accordance with your understanding, please sign and return one of the enclosed copies.

Very truly yours,



/s/ Bruno Carette
President and Chief Operating Officer

Acknowledged and Agreed by:

/s/ Ralph W.F. Hardy                      Dec. 4, 1996
Ralph W.F. Hardy                          Date